EXHIBIT 99.2


FOR IMMEDIATE RELEASE                        Contact: Michael B.Perrine
                                                      Chief Financial Officer
                                                      (512) 347 - 8787 Ext. 119

TRAVIS BOATS OBTAINS SHORT-TERM FINANCING; GRANTS TRACKER RIGHT TO DESIGNATE A MAJORITY OF THE BOARD OF DIRECTORS AND NEWLY-FORMED OPERATING COMMITTEE; TRACKER OBTAINS MAJORITY VOTING POWER

AUSTIN, TEXAS (January 8, 2003) - Travis Boats & Motors, Inc. ("Travis Boats" or the "Company") (Nasdaq/TRVS) today announced a series of agreements with its senior inventory lenders (the "Senior Lenders") and its major shareholder, TMRC, L.L.P ("Tracker"). These agreements (the "Agreements") give Tracker the right to designate four of the seven members of the Board of Directors of the Company, the right to acquire shares from certain insiders of the Company, voting control of a majority of the voting power of the outstanding securities of the Company, and, together with the Senior Lenders, provide a short-term advance-type financing facility (the "Note") to address the current operating needs of the Company.

Under the terms of the Agreements, Travis secured from Tracker and the Senior Lenders an aggregate amount of $600,000 as an initial advance under the Note. Total availability under the Note is $1.5 million and is based on advancing the Company a portion of the refund amount expected to be received pursuant to the filing of its calendar year 2003 federal tax return. The Note matures, like the Senior Lender credit facilities, on April 30, 2003.

The Note will be administered by a newly-formed Operating Committee of the Company's Board of Directors (described below, and controlled by Tracker). This Committee will have the authority to request additional funds, pursuant to the Note, from the lending group. Upon a request for funding, Tracker and the Senior Lenders may, in their individual sole and absolute discretion, advance the additional funds requested.

Borrowings under the Note are secured by all of the Company's claims to any monies currently due or to become due to the Company from the federal government

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arising from any  application  for an income tax refund for the 2003 calendar or any tax year. Consequently, any refund(s) received by the Company must be applied against any amounts outstanding under the Note. Based upon the Company's tax estimates, it believes that a refund of approximately $1.8 million will be received during the second calendar quarter of 2003.

The Company pursued this transaction and financing because of its belief that current and anticipated cash needs through April, 2003 exceed amounts otherwise available to be borrowed under its current credit facilities with the Senior Lenders. This projected shortfall is influenced in part by the Company's seasonal trends which include historically low sales levels during the October through December periods. The seasonal lull normally experienced at the end of a calendar year was compounded at the end of 2002 by continued economic uncertainty, weak industry sales trends, and certain revised borrowing terms from the Senior Lenders which have had the effect of reducing the Company's borrowing base during this period.

The revised and extended credit facility with the Senior Lenders and the Note are designed to improve the Company's strained cash flow position through April 2003. During this period, the Company will be revising its business plan to support its required financing arrangements for the remainder of fiscal year 2003 and beyond, either with its current Senior Lenders or from other sources. There is no assurance that Travis will be successful in obtaining such financing arrangements from the Senior Lenders or other sources.

As previously announced, as a condition to the Note, the Company reached an agreement with its Senior Lenders to amend its senior credit agreements to (i) waive various current defaults, (ii) modify certain covenants and terms, and
(iii) to extend the maturity date under those agreements from the original expiration date of January 31, 2003 to a new expiration date of April 30, 2003, unless otherwise terminated earlier in accordance with the terms of the agreements.

Under the terms of the other Agreements, Tracker now has the right to designate four of seven members of the Company's Board of Directors. Tracker currently has two representatives on the Board of Directors, and has not yet designated two additional representatives. The Agreements also call for the formation of a

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three-member  Operating  Committee of the  Company's  Board,  to be made up of a majority of members designated by Tracker. The initial members of the Operating Committee, as designated by Tracker, are Kenneth N. Burroughs, Richard Birnbaum, and Robert Ring. The Operating Committee will have authority to oversee the overall financial operations of the Company and to review weekly cash flows to determine whether additional borrowings are necessary under the Note.

Prior to the Agreements, Tracker beneficially owned approximately 43% or 3,252,825 shares of the Company's common stock on a fully-diluted, as-converted basis. As a result of the Agreements, Tracker now has voting control of approximately 53% or 4,082,534 shares on a fully-diluted, as-converted basis, through a proxy granted by an insider covering 202,643 shares of common stock and through the creation of a newly-formed voting trust, to be controlled by a trustee designated by Tracker (the "Voting Trust"). Deposited in the Voting Trust are all of the securities held by Tracker and insider shareholders Robert Siddons, owner of 292,866 shares, and Mark Walton, owner of 334,200 shares. The term of the Voting Trust is five years, but is subject to earlier termination if Tracker becomes the holder of 55% or more of the common stock of the Company on a fully-diluted, as-converted basis. The existence or expiration of the Voting Trust does not restrict Tracker's ability to acquire additional shares of the Company from third parties.

In order to ensure that Tracker maintains its control position, each Company insider who purchased Convertible Notes from the Company in the aggregate amount of $1,300,000 on or about December 14, 2001 (at a conversion price of $2.4594 per share of common stock) has agreed not to convert such notes until November 15, 2004, and that any shares that may be acquired upon conversion shall be deposited into and governed by the Voting Trust. Further, various insiders of the Company cancelled stock options covering, in the aggregate, 237,198 shares of the Company's common stock.

Finally, Tracker has acquired, for a period of 90 days, the right to purchase Voting Trust certificates (representing certain of the shares deposited with the Voting Trust) at a purchase price per share of $1.20 from Messrs. Walton and Siddons. During this option period, Tracker would have the right to purchase the lesser amount of (a) the number of shares (pro rata among Messrs. Walton and Siddons) required to give Tracker 51% or more of the common stock of the Company

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on a  fully-diluted,  as if  converted,  basis,  or (b)  30% of  such  insider's holdings of Company common stock.

As a result of the Company's operating losses and the upcoming maturities of the Note and the inventory financing arrangements, its independent auditor, Ernst & Young, has informed the Company that it plans to issue an opinion letter that includes an explanatory paragraph for going concern uncertainty in connection with the audited financial statements to be included in the Company's annual report for the fiscal year ending September 30, 2002.

Travis Boats & Motors, Inc., is a leading multi-state superstore retailer of recreational boats, motors, trailers and related marine accessories in the southern United States. The Company operates store locations in Texas, Arkansas, Louisiana, Alabama, Tennessee, Mississippi, Georgia, Florida and Oklahoma under the name Travis Boating Center.

The Company's web site is www.travisboatingcenter.com.


Cautionary Statement for purposes of the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act. The statements in this document or in documents incorporated by reference herein that are not historical facts are forward-looking statements as that term is defined in Section 21E of the Exchange Act that involve a number of risks or uncertainties. The actual results of the future events, could differ materially from those stated in such forward looking statements. Among the factors that could cause actual results to differ materially are: the impact of seasonality and weather, general economic conditions and the level of discretionary consumer spending, the identification of new markets and the Company's ability to integrate new stores and personnel into existing operations. These and numerous other risk factors were identified in the Report on Form 10-K filed for fiscal year 2001 and other documents filed of record.